Exhibit 99.1

Replimune Announces $100 Million Private Placement Financing

- Led by a life-sciences focused institutional investor, with participation from Redmile Group, RTW Investments, Boxer Capital and other institutional investors-

- Financing follows strong primary analysis data from the RP1 IGNYTE clinical trial in anti-PD1 failed melanoma; BLA filing expected in 2H 2024 -

- Proceeds enable full commercial scale up to support a potential launch in 2H 2025 -

WOBURN, Mass., June 13, 2024 -- Replimune Group, Inc. (Nasdaq: REPL), a clinical stage biotechnology company pioneering the development of a novel class of oncolytic immunotherapies, today announced that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) that is expected to result in gross proceeds of approximately $100 million to the Company before deducting placement agent fees and offering expenses. The financing was led by a life-sciences focused institutional investor, with participation from Redmile Group, RTW Investments, Boxer Capital and other institutional investors, including a leading mutual fund.

Pursuant to the terms of the securities purchase agreement, Replimune will issue and sell to the investors an aggregate of 5,668,937 shares of its common stock (“Common Stock”) at a price of $8.82 per share of Common Stock and pre-funded warrants to purchase 5,669,578 shares of Common Stock at a price of $8.819 per pre-funded warrant. The pre-funded warrants have an exercise price of $0.001 per share. The financing is expected to close on or about June 14, 2024, subject to satisfaction of customary closing conditions.

The Company intends to use the proceeds of the PIPE financing to fully scale up for the commercialization of RP1 in skin cancers thereby creating a potential path to profitability, and for working capital and general corporate purposes.

Leerink Partners acted as sole placement agent for the PIPE financing.

The offer and sale of the foregoing securities, including the shares of common stock issuable upon exercise of the pre-funded warrants, are being made in a transaction not involving a public offering and such securities have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. In connection with the securities purchase agreement, Replimune and the investors will enter into a registration rights agreement pursuant to which Replimune has agreed to file a registration statement with the Securities Exchange Commission (the “SEC”) to register the resale by the investors of the shares of common stock and the shares of common stock issuable upon exercise of the pre-funded warrants sold in the PIPE financing. Any offering of the common stock under the resale registration statement will only be made by means of prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any common stock, pre-funded warrants, or any other securities of Replimune, nor shall there be any sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 with the mission to transform cancer treatment by pioneering the development of a novel portfolio of oncolytic immunotherapies. Replimune’s proprietary RPx platform is based on a potent HSV-1 backbone intended to maximize immunogenic cell death and the induction of a systemic anti-tumor immune response. The RPx platform is designed to have a unique dual local and systemic activity consisting of direct selective virus-mediated killing of the tumor resulting in the release of tumor derived antigens and altering of the tumor microenvironment to ignite a strong and durable systemic response. The RPx product candidates are expected to be synergistic with most established and experimental cancer treatment modalities, leading to the versatility to be developed alone or combined with a variety of other treatment options. For more information, please visit www.replimune.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the timing of the expected closing of the PIPE financing, our expectations about the proceeds from the PIPE financing and cash runway, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs and timing of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, the availability of combination therapies needed to conduct our clinical trials, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of the coronavirus as a global pandemic and related public health issues and the Russian-Ukrainian and Israel-Hamas political and military conflicts, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey
ICR Westwicke
339.970.2843
chris.brinzey@westwicke.com

Media Inquiries

Arleen Goldenberg
Replimune
917.548.1582
media@replimune.com